Exhibit 19.1

JANOVER INC.

Amended and Restated Insider Trading Policy

Adopted and Effective as of September 1, 2023

This Amended and Restated Insider Trading Policy amends,

restates and replaces the Company’s previous policy.

THIS memorandum sets forth the policy of Janover Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Amended and Restated Insider Trading Policy (the “Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Policy.

PART I. OVERVIEW

A.    To Whom Does this Policy Apply?

This Policy is applicable to the Company’s directors, officers, employees and consultants and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, all directors, designated officers, employees and consultants must comply with the Trading Procedures set forth in Part II of this Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Policy, these persons are referred to as “Insiders”) provided that, except as otherwise indicated, the pre-clearance procedures set forth in Part II, Section B herein only apply to Access Persons (as defined below). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities.

This Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•	your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you;

•	your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you;

•	any of your other family members who do not reside in your household but whose transactions are directed by you;

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any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);

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all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•	all persons who execute trades on your behalf; and

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all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

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You are responsible for ensuring compliance with this Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that you leave the Company for any reason, this Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

B.    What is Prohibited by this Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibition on Trading in Company Securities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

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trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a pre-approved written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

•	giving trading advice of any kind about the Company; and

•	disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

This Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash, or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures, or (3) sales of shares of stock in connection with the vesting of restricted stock or upon settlement of restricted stock units solely to satisfy applicable tax withholding requirements.

The policy does apply, however, to: The use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

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Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

C.    What is Material, Nonpublic Information?

This Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. The Compliance Officer shall be the Company’s then-serving General Counsel, or an equivalent outside counsel, or other person so designated by the Company.

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•	projections of future earnings or losses, or other earnings guidance;

•	earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•	changes in management or the Board of Directors;

•	significant actual or threatened litigation or governmental investigations or major developments in such matters;

•	a cybersecurity or data privacy incident;

•	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•	bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

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“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public upon the opening of trading on the third full trading day following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the New York Stock Exchange or the Nasdaq Stock Market between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday, if each intervening day was a day that the stock exchanges were open for trading. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday, if each intervening day was a day that the stock exchanges were open for trading.

D.    What are the Penalties for Insider Trading and Noncompliance with this Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•	disgorgement of the profit gained or loss avoided by the trading;

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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•	payment of criminal penalties of up to $5,000,000;

•	payment of civil penalties of up to three times the profit made or loss avoided; and

•	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.    How Do You Report a Violation of this Policy?

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.

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PART II. TRADING PROCEDURES

Janover Inc. – A&R Insider Trading Policy

A.    Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.     No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market open on the third full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the fifteen (15) days prior date to the close of the month of the then-current quarter, so long as the trading window is always at least five trading days in length. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below. It is worth noting that due to the fact that the Company’s Annual Report on Form 10-K is due 90 days after the Company’s fiscal year ending on December 31st  and that the 15th day prior to the Company’s first fiscal quarter ending March 31st is before the date the Company’s 10-K is filed, the Company’s trading window for fourth quarter will close 15 days before the December 31st and will not reopen until three days after the Company files it Quarterly Report on Form 10-Q for the fiscal quarter ending March 31st which on or around May 15th of the subsequent year.

2.     Special Closed Trading Periods.

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be material nonpublic information about the Company.

3.     Prohibited Transactions.

•	No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

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No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•	No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.

•	No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

4.     Gifts.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.

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B.    Pre-Clearance Procedures

All directors and officers designated as officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, as designated by the board of directors of the Company (the “Section 16 Officers”) and certain designated employees, consultants, contractors and other service providers of the Company and its subsidiaries as set forth in Exhibit A, who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company are “Access Persons.” You will be notified if you are an Access Person.

Access Persons may only trade in Company securities if the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his/her/their own trades from the Chief Financial Officer.

1.     Procedures. No Access Person may trade in Company securities until:

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The Access Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using a preclearance form developed by the Compliance Officer (the “Preclearance Form”). In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Preclearance Form should, if practicable, be received by the Compliance Officer no more than five (5) but no less than one (1) business days prior to the intended trade date;

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The Access Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Access Person is not in possession of material, nonpublic information concerning the Company;

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If the Access Person is also a director or a Section 16 Officer, the Access Person has informed the Compliance Officer, using the Preclearance Form, whether, to the Access Person’s best knowledge, the Access Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act;

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If the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), the Access Person has informed the Compliance Officer, using the Preclearance Form, whether the transaction meets all of the applicable conditions of Rule 144; and

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The Compliance Officer or his, her or their designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally signed electronic mail or other secure electronic means.

The Compliance Officer does not assume the responsibility for the consequences of prohibited insider trading. Compliance with insider trading remains an individual responsibility.

2.     Additional Information

Access Persons shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.     No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his, her or their sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

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4.     Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within five (5) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

5.     Post-Trade Reporting.

Any transactions in the Company’s securities by a director or a Section 16 Officer (including any gifts and any transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer on the same day in which such a transaction occurs. Each report a Designated Person makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Designated Person’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.    Exemptions

1.     Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Preclearance Form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

No trade under a Rule 10b5-1 plan may be triggered earlier than the later to occur of (x) 90 days after the date the Rule 10b5-1 plan is executed, or (y) 2 business days after the filing of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was executed, up to a maximum of 120 days after the date the plan is executed. In addition, any Rule 10b5-1 plan must be (I) the sole outstanding Rule 10b5-1 plan for such insider, unless an exception is approved in advance by the Company’s Compliance Officer (or equivalent), after evaluating whether any such additional plan would be permitted by Rule 10b5-1, and (II) if such Rule 10b5-1 plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period. Note that trades made pursuant to Rule 10b5-1 plans by Section 16 Persons must still be reported to the Compliance Officer (or equivalent) pursuant to the second paragraph of Section 5 above.

2.     Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the (i) withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures or (ii) sale of shares of stock in connection with the vesting of restricted stock or upon settlement of restricted stock units solely to satisfy applicable tax withholding requirements.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to (i) periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s Employee Stock Purchase Plan or (ii) elections or withdrawals with respect to participation in the Company’s Employee Stock Purchase Plan or to purchases of securities under such plan. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D.    Waivers

A waiver of any provision of this Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGEMENT

This Policy will be delivered to all current Insiders and to all directors, officers, employees and consultants at the start of their employment or relationship with the Company, and acknowledged by the recipient in the manner proscribed by the Company. Such acknowledgment will constitute consent for the Company to impose sanctions for violation of the Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

An individual will be deemed to have acknowledged and agreed to comply with the Policy, as amended from time to time, when copies of such items have been made available to the recipients.

* * * ** * *

Questions regarding this Amended and Restated Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

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EXHIBIT A: ACCESS PERSONS

1.     DIRECTORS

All serving members of the board of directors of the Company at any time.

2.     OFFICERS (including officers who are also directors)

Title

All Section 16 Officers as identified from time to time.

3.     OTHER ACCESS PERSONS

As designated by the Compliance Officer from time to time.

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CERTIFICATION

I certify that:

1. I have read and understand this Amended and Restated Insider Trading Policy of Janover Inc. (the “Policy”).

2. Since the date the Policy became effective, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Print Name:

Signature:

Date:

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